Exhibit 10.1

World Headquarters

October 1, 2012

Mr. James S. McElya

5421 Burnt Hickory Drive

Valrico, Florida 33594

Dear Jim:

The purpose of this letter is to confirm the terms by which you will continue to be engaged by Cooper-Standard Holdings Inc. and Cooper-Standard Automotive Inc. (collectively, the “Company”) as the Company’s non-executive Chairman of the Board of Directors (“Non-Executive Chairman”) following your retirement as Chairman and Chief Executive Officer. The key terms of your service shall be as follows:

1. Term and Termination. Your voluntary retirement as Chairman and Chief Executive Officer shall become effective on October 15, 2012 (the “Termination Date”). Following the Termination Date, you agree to serve as Non-Executive Chairman for the remainder of your current term as a director of the Company) subject to the Company’s Articles of Incorporation and Bylaws and applicable law (the “Term”). The Company hereby agrees to waive the requirement of ninety (90) days’ written notice of your voluntary retirement as otherwise required under Section 9 of the Fourth Amended and Restated Employment Agreement between you and the Company, dated July 1, 2008 (the “Employment Agreement”).

2. Services. In addition to your services as Non-Executive Chairman and director, during the Term, you agree to provide transition and other related services to the Company in order to assist in providing an effective transition of your executive responsibilities as former Chief Executive Officer. You shall diligently and competently perform such services and use reasonable efforts in connection with the performance of such services. You and the Company agree that the anticipated level of all services that you will perform for the Company during the Term will not be in excess of 20% of the average level of services that you had performed for the Company during the 3 year period prior to the Termination Date. Upon presentation of appropriate receipts, the Company will reimburse you for all documented, out-of-pocket expenses you incur in the performance of your duties as Non-Executive Chairman and director, including, but not limited to, expenses you incur in attending business and board meetings and when traveling on Company business.

3. Compensation. As compensation for your transition services and service as Non-Executive Chairman and director, the Company will pay you a total amount of $500,000, payable in installments of $75,000 per month served beginning November 2012, with a final installment of $50,000 payable in May 2013. For the avoidance of doubt, you will be entitled to no additional compensation for your services following the Termination Date except as set forth in this section.

4. Employment Agreement. You and the Company hereby acknowledge and agree that your voluntary resignation from the Company constitutes both a “Qualified Retirement” and a “Termination” under the terms of the Employment Agreement. Further, you and the Company hereby acknowledge and agree that all payments and benefits to which you may be entitled upon your voluntary resignation shall be governed by, and subject to the requirements of, the Employment Agreement and all other Company plans and programs in which you participate.

39550 Orchard Hill Place Drive — Novi, MI 48375 — Phone: (248) 596-5900 — Fax: (248) 596-6550

James S. McElya

October 1, 2012

5. Administrative Support. The Company agrees that it will provide you with appropriate administrative support while you are performing services for the Company at the Company’s location. During the Term, the Company agrees to provide you with reasonable technical support and the Company’s help desk shall be available to provide technical assistance to you as reasonably requested. The Company further agrees to maintain your Company e-mail address during the Term.

6. Relationship. It is the intention of the parties to this letter agreement that, during the Term, you will not be an employee of the Company and nothing in this letter shall be construed to create an employment relationship between you and the Company following the Termination Date. You recognize, acknowledge and agree that all income paid to you under this letter agreement shall constitute income from self-employment and you shall be required to pay self-employment taxes pursuant to Section 1401 of the Internal Revenue Code. You recognize, acknowledge and agree that the Company, its officers, directors, and employees shall have no obligation or liability whatsoever to you, your heirs, administrators, assigns, or creditors for workers’ compensation, federal and state payroll taxes, unemployment compensation, minimum wages, Social Security assessments or similar charges, taxes or liabilities applicable to an employment relationship.

7. Future Cooperation. In connection with any and all claims, disputes, negotiations, investigation, lawsuits or administrative proceedings involving the Company, you agree to make yourself available, upon reasonable notice from the Company, and without the necessity of subpoena, to provide information or documents, provide declarations or statements to the Company, meet with attorneys or other representatives of the Company, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters. The Company will reimburse you for all documented, out-of-pocket expenses you incur in providing such cooperation to the Company. Any reimbursement payable pursuant to this section shall be paid as soon as administratively feasible upon your request. Notwithstanding anything in this agreement to the contrary, you and the Company agree that the obligations imposed upon you under this section shall survive the expiration of the Term.

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James S. McElya

October 1, 2012

8. Governing Law. This letter agreement will be governed by and construed in accordance with the laws of the State of Michigan.

Sincerely,

Cooper-Standard Holdings Inc.
Cooper-Standard Automotive Inc.

/s/ David J. Mastrocola
David J. Mastrocola
Lead Director

This letter agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date set forth above.

/s/ James S. McElya
James S. McElya